Global Gold Corporation
                      Closes $13 Million Private Placement


     Greenwich, CT-- April 5, 2006--Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) has closed a private placement raising thirteen million dollars with Aton Securities, Inc. of New York City (www.atonsec.com) acting as the Managing Private Placement Agent. Global Gold will use the proceeds to fund its mining and exploration projects in Armenia and in Chile, acquisition plans as well as for working capital.

     The transaction involved the issuance of ten million four hundred thousand shares of common stock at $1.25 per share. Each new share issued carries a warrant to purchase one third of one additional share at $2.00 per share. The warrants are exercisable on or before the sooner of (a) April 1, 2008 or (b) sixty (60) days following a determination that the weighted average trading price of the common shares over a thirty (30) consecutive trading day period commencing after August 1, 2006 is $3.00 USD or greater. Lead investors include current shareholders Firebird Global Master Fund, Ltd. (www.fbird.com) and East Capital (www.eastcapital.com), as well as new shareholders Farallon Capital Management (www.faralloncapital.com), Persistency Capital (www.Persistencycapital.com), QVT Financial (www.qvt.com), Prince Street Capital (www.Princefund.com), and Aton International Ltd.

     Global is currently focusing its work in Armenia in the North Central Belt to produce gold and to bring historical reserve numbers up to Western standards as well as in the gold and uranium Getik exploration area. Global also has other interests in Armenia including joint ventures with Iberian Resources and the right until December 31, 2009 to elect to participate at a level of up to twenty percent with Sterlite Gold Ltd. or any of its affiliates in any exploration project undertaken in Armenia. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

     To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

              Contact: Drury J. Gallagher-- ggc@globalgoldcorp.com